Exhibit 99.1

LBI MEDIA, INC.

Three Months Ended March 31, 2007 Earnings Call Script

May 15, 2007

2:00 p.m. PST/4:00 p.m. CST/5:00 p.m. EST

Operator:	Good day everyone and welcome to today’s LBI Media, first quarter 2007 results conference call. Today’s call is being recorded.

At this time for opening remarks, I’d like to turn the call over to Lenard Liberman; please go ahead, sir.

Lenard Liberman:	Thank you, Operator. Good afternoon everyone. Welcome to our first quarter 2007 earnings teleconference. During today’s call, I’ll provide an overview of operating results for the quarter ended March 31, 2007. I’ll also address more detailed financial results and then take questions.

Before I begin, I have to advise you that this teleconference may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The statements made during this conference call that address results or developments, that will or may occur at LBI in the future, are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties, and actual results may vary materially. I refer you to LBI Media’s Press Release dated May 15, 2007, for important factors you should consider in evaluating this information.

The forward-looking statements made during this call speak only as of the date hereof and the company undertakes no obligation to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is Adjusted EBITDA which we define as net income or loss plus cumulative effect of accounting change, income tax expense (benefit), gain or loss on the sale of property and equipment, net interest expense, interest rate swap expense, depreciation and amortization and impairment of broadcast licenses. However, for the purposes of this teleconference I’ll refer to what we entitled Adjusted EBITDA as simply EBITDA.

In conformity with Regulation G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities, prepared in accordance with U.S. generally accepted accounting principles in our press release issued today. This reconciliation is also provided in our 10-Q which we filed with the SEC today.

For the quarter ended March 31, 2007, net revenues increased by $2.9 million, or 13 percent, to $25.1 million, from $22.2 million for the same quarter last year. Adjusted EBITDA increased by $1.6 million, or 18 percent, to $10.6 million in the first quarter of 2007, from $9.0 million for the same period in 2006. In the first quarter of 2007, our television station group generated net revenue of $13.1 million, versus $12.4 million for the same quarter last year, representing a five percent increase. Our television ratings across all of our markets remain strong, which reflects our audiences’ acceptance of our new programs and the improvement of our existing programs.

I will now turn the call over to Winter Horton who will highlight our operating results.

Winter Horton:	Thank you. Our Dallas television station, KMPX, had its best ratings book to date this past February. KMPX’s primetime ratings showed year-over-year growth of 67 percent in the Hispanic adult 18 to 49 demographic and an impressive 100 percent increase in the Hispanic male, 18 to 34 demographic.

In the second half of 2006, we moved “El Show de Don Cheto” to primetime in both Houston and Dallas and the results were positive. The eight p.m. time slot went from a 0.6 rating in February of 2006, to a 3.7 rating in February of 2007, in the Hispanic adult 18 to 49 demographic. In the Hispanic male demographic, the numbers grew even more, reaching as high as a 4.4 rating with 18 to 34 year olds.

During the first quarter, LBI Media added a new television program to its production slate, bringing the total hours of original programming produced each week to around 60 hours. We believe we are now the most prolific producer of Spanish language programming in the United States. Our newest program, “A Que No Puedes” or “I Bet You Can’t” is an entertainment game show that pits two families against each other, as they perform a series of physical abilities. The abilities are presented by celebrities, via videotape from around the world, and the family members are judged on how well they replicate these personal talents by a panel of famous actors and comedians from Mexico. After only five weeks on the air, “A Que No Puedes” has already achieved the number three rank among Hispanic stations in the Nielsen ratings among both Hispanic persons and Hispanic males in the 18 to 34 year old demographics.

Our radio division net revenues increased 23 percent in the first quarter to $12.1 million from $9.8 million for the same period last year. In Dallas, our existing and newly acquired radio stations showed excellent growth in the most recent Arbitron ratings book. KNOR, “La Raza,” jumped from a 0.5 in the Fall book to a 1.6 in the Winter book in the six a.m. to 12 midnight, 12+ demographic. Our Norteña Light station, KBOC, “El Norte,” also showed double digit growth in the six a.m. to midnight 12+ demographic jumping from a 1.0 to 1.5 between Fall and Winter. There was even more impressive growth in the coveted Hispanic 18 to 34 year old demographic, where La Raza skyrocketed from a 1.0 in the Fall to a 3.4 in the Winter survey and El Norte went from a 1.6 to a 3.1 during the same period.

In Los Angeles radio, we moved our top disk jockey, “Don Cheto,” to the morning drive time period in December of last year, and the recent winter Arbitron ratings book has been very positive. KBUE’s morning drive went from a 3.8 in the Fall survey, to a 9.6 in the Winter survey in the Hispanic 18 to 34 year old demographic. In Houston, KQQK, “XO,” has been broadcasting from its new 2000 foot tower and continues to show growth in the ratings. KTJM is scheduled to join KQQK on the new tower in the next 60 days and will also benefit from an improved signal and better coverage of the Houston DMA.

I will now turn the call back over to Lenard Liberman to review our financial results.

Lenard Liberman:	Thank you, Winter. I will now review our financial results for the first quarter ended March 31, 2007. We posted our first quarter results in a press release that was issued today. For the first quarter ended March 31, 2007, net revenues increased by $2.9 million, or 13 percent, to $25.1 million from $22.2 million for the same quarter last year. This increase is attributable primarily to revenue growth at our existing and newly acquired Dallas radio stations and our television stations.

Operating expenses, excluding depreciation and amortization, increased 10 percent to $14.5 million in the first quarter of 2007, from $13.2 million in the first quarter of 2006. This growth in operating expenses is primarily attributable to increases in programming and technical and additional selling, general and administrative expenses associated with increased staffing at our newly acquired Dallas radio stations and additional programming expenses in television.

As a result, Adjusted EBITDA increased by $1.6 million, or 18 percent to $10.6 million for the first quarter of 2007, from $9.0 million in the same period in 2006. Our Adjusted EBITDA margin increased to 42 percent in the first quarter of 2007, from 41 percent in the same period of 2006. The company recognized a net loss of $46.4 million for the quarter ended March 31, 2007, compared to net income of $1.2 million for the same period of 2006. This decrease is primarily attributable to a one time non-cash charge of $46.8 million to adjust our deferred tax accounts relating to our change in taxable status from an S corp to a C corp as of March 31, 2007.

As previously disclosed, on March 30, 2007, Oaktree Capital Partners and Tinicum Investments purchased Class A common stock of our indirect parent, Liberman Broadcasting, Inc. As a result of the sale of Liberman Broadcasting’s Class A common stock, the company no longer qualifies as an S corporation.

Television division net revenues increased by $700,000, or five percent, to $13.1 million for the quarter ended March 31, 2007, from $12.4 million for the 2006 quarter. Operating expenses, excluding depreciation and amortization, increased by $1.2 million, or 16 percent to $9.1 million for the quarter ended March 31, 2007 from $7.9 million for the same quarter last year. This growth in operating expenses can be primarily attributed to increases in our investment in television programming and increases in technical, selling, general and administrative expenses which were associated with our revenue growth. Adjusted EBITDA decreased by $600,000 or 13 percent to $4.0 million for the quarter ended March 31, 2007 from $4.6 million for the same quarter last year. Our television division’s Adjusted EBITDA margin decreased to 30 percent in the first quarter of 2007 from 37 percent in the same period of 2006.

Radio division net revenues increased by $2.2 million, or 23 percent to $12.1 million for the quarter ended March 31, 2007 from $9.8 million for the same quarter last year, primarily attributable to revenue growth at our Dallas stations. Our operating expenses, excluding depreciation and amortization, were essentially flat at $5.4 million during the quarter ended March 31, 2007 versus 2006. Increases in operating expenses were primarily attributable to increased expenses associated with our Dallas stations and were offset by a decrease in deferred compensation. Adjusted EBITDA increased $2.2 million, or 50 percent, to $6.6 million in the first quarter of 2007 from $4.4 million in the first quarter of 2006. Our radio division’s Adjusted EBITDA margin increased to 55 percent in the first quarter of 2007 from 45 percent in the same period last year.

Turning to our balance sheet, at March 31, 2007, we had approximately $47.3 million in cash and cash equivalents, which we used on April 5, 2007 to pay down a portion of our senior revolving credit facility, and total debt of $363.2 million.

Our total debt balance included $210.9 million of borrowings under our senior credit facility. As of the end of the quarter, we are in compliance with all of our financial and non-financial covenants governing our debt agreements.

Our cash capital expenditures for the quarter ended March 31, 2007 were approximately $3.4 million. These expenses are primarily related to the construction of new towers and transmitter sites for our Houston, Texas radio stations and the addition of certain equipment for the Los Angeles television station.

Today, two of our wholly owned subsidiaries, KRCA Television LLC and KRCA License LLC, entered into an asset purchase agreement with Utah Communications, LLC, pursuant to which we have agreed to acquire the selected assets of Utah Communications owned and operated television station, KPNZ-TV, Ogden, Utah. The total purchase price will be approximately $10.0 million, subject to certain adjustments. Consummation of the acquisition is subject to customary closing conditions and regulatory approval from the Federal Communications Commission. The purchase of these assets would mark our first entry into the Utah market.

This concludes our formal remarks. I will now turn the call over to the Operator to moderate our question-and-answer session. Thank you.

Operator:	Ladies and gentlemen, if you would like to ask a question, please do so by pressing the star key followed by the digit one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again if you have a question or comment at this time, please press star one. We will pause for just a moment.

We have no questions in our queue at this time, but I would like to remind our audience once final time, if you have a question or a comment, please press star one. And it appears we have no questions in our queue today. At this time, gentlemen, I will turn the call over to you for closing remarks.

Lenard Liberman:	Thank you, Operator. We’re done, thanks.

Operator:	And ladies and gentlemen, this does conclude today’s presentation. We do thank you for your joining us. You may now disconnect.

END